Free Writing Prospectus pursuant to Rule 433 dated May 3, 2024

Registration Statement No. 333-269296

Buffered iShares® U.S. Aerospace & Defense ETF-Linked Notes due

OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the performance of the iShares® U.S. Aerospace & Defense ETF as measured from April 30, 2024 (the date the intiial underlier level was set) to and including the determination date.

The return on your notes is linked to the performance of the underlier, and not to that of the Dow Jones U.S. Select Aerospace & Defense Index on which the underlier is based.

If the final underlier level on the determination date is greater than the initial underlier level, the return on your notes will be positive and will equal the underlier return, subject to the maximum settlement amount of $1,894 for each $1,000 face amount of your notes. If the final underlier level declines by up to 20% from the initial underlier level, you will receive the face amount of your notes.

If the final underlier level declines by more than 20% from the initial underlier level, the return on your notes will be negative and will equal the underlier return plus 20%. You could lose a significant portion of the face amount of your notes.

You should read the accompanying preliminary pricing supplement dated May 2, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP / ISIN:	40058AEP5 / US40058AEP57
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	the iShares® U.S. Aerospace & Defense ETF (current Bloomberg symbol: “ITA UF Equity”)
Underlying index:	with respect to the iShares® U.S. Aerospace & Defense ETF, the Dow Jones U.S. Select Aerospace & Defense Index
Payment amount at maturity (for each $1,000 face amount of your notes):
●
if the underlier return is positive (the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the underlier return, subject to the maximum settlement amount;
●
if the underlier return is zero or negative but not below -20% (the final underlier level is equal to the initial underlier level or is less than the initial underlier level, but not by more than 20%), $1,000; or
●
if the underlier return is negative and is below -20% (the final underlier level is less than the initial underlier level by more than 20%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the underlier return plus 20%

Initial underlier level:	$129.85 (which is the closing level of the underlier on April 30, 2024 and may be higher or lower than the closing level of the underlier on the trade date)
Final underlier level:	the closing level of the underlier on the determination date
Cap level:	189.4% of the initial underlier level
Maximum settlement amount:	$1,894
Underlier return:	the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage
Trade date:	expected to be May 3, 2024
Settlement date:	expected to be May 8, 2024
Determination date:	expected to be May 3, 2029
Stated maturity date:	expected to be May 8, 2029
Estimated value range:	$885 to $915 (which is less than the original issue price; see accompanying preliminary pricing supplement)

Hypothetical Payment Amount At Maturity

	Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
	250.000%	189.400%
	225.000%	189.400%
	200.000%	189.400%
	189.400%	189.400%
	160.000%	160.000%
	140.000%	140.000%
	120.000%	120.000%
	100.000%	100.000%
	95.000%	100.000%
	90.000%	100.000%
	85.000%	100.000%
	80.000%	100.000%
	65.000%	85.000%
	50.000%	70.000%
	25.000%	45.000%
	0.000%	20.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated May 2, 2024
•
General terms supplement no. 8,999 dated February 13, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement and “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪ The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪   The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

▪   The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date

▪   You May Lose a Substantial Portion of Your Investment in the Notes

▪   The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

▪   Your Notes Do Not Bear Interest

▪   The Potential for the Value of Your Notes to Increase Will Be Limited

▪   The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlier or Any Underlier Stocks

▪   You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock

▪   We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

▪   If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

Additional Risks Related to the Underlier

▪   The Policies of the Underlier’s Investment Advisor and the Sponsor of the Underlier’s Underlying Index, Could Affect the Amount Payable on Your Notes and Their Market Value

▪   There Is No Assurance That an Active Trading Market Will Continue for the Underlier or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlier Is Subject to Management Risks, Securities Lending Risks and Custody Risks

▪   The Underlier and Its Underlying Index Are Different and the Performance of the Underlier May Not Correlate With the Performance of Its Underlying Index

▪   The Underlier Is Concentrated in the Aerospace and Defense Industry and Does Not Provide Diversified Exposure

▪   The Underlier May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Risks Related to Tax

▪   The Tax Consequences of an Investment in Your Notes Are Uncertain

▪   Your Notes May Be Subject to the Constructive Ownership Rules

▪   Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

■ If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner

■ Past Performance is No Guide to Future Performance

■ Your Notes May Not Have an Active Trading Market

■ The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes

■ The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

■  With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection

■  With Respect to Notes Linked to Exchange-Traded Funds, Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Applicable Exchange-Traded Fund to Which Your Notes Are Linked, There Is No Affiliation Between the Investment Advisor of such Exchange-Traded Fund and Us

Risks Related to Conflicts of Interest

■ Other Investors in the Notes May Not Have the Same Interests as You

■  Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

■ Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes

■ Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

■ You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

■ Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

■ The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

■ Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪   The Return on Indexed Notes May Be Below the Return on Similar Securities

▪   The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note

▪   An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

▪   An Index to Which a Note Is Linked Could Be Changed or Become Unavailable

▪   We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note

▪   Information About an Index or Indices May Not Be Indicative of Future Performance

▪   We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪   The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.

▪ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.